Exhibit 10.4

              EMPLOYMENT AGREEMENT BETWEEN MARC-ANDRE BOISSEAU AND
                          SMARTVIDEO TECHNOLOGIES, Inc.


Date:             February 19, 2004

To:               Marc-Andre Boisseau


Subject: Employment Proposal

This letter will confirm your desire for employment with SmartVideo Technologies, Inc. (Company) and define your terms and conditions of employment.

  1. Your job title will be Chief Financial Officer, which may be changed at some future point to more accurately reflect your duties.

  2.     You will report directly to Richard E. Bennett, Jr., or designee.

  3. You will be expected to perform the duties and responsibilities of your job in a professional manner consistent with your job to ensure the successful operation and profitability of the Company.

  4. Your daily base salary will be $500.00, which if annualized will equal $130,000.00. Any future increases will be made annually and will be based upon your performance and Company policy.

  5. You will be eligible to receive performance bonuses, which will be calculated and distributed in accordance with Company policy.

  6. You will be issued stock options in the amount of 75,000 shares of SmartVideo Technologies, Inc. Common stock, which is subject to the terms and conditions of the Employee Stock Option Agreement. Additional stock options, in the amount of 75,000 shares, will be issued after you initial 90-day introductory period.

  7. Company shall reimburse you for all reasonable expenses you incur in furtherance of, or in connection with, the business of Company, including, but not limited to, travel expenses, business communication expenses, and all reasonable entertainment expenses (whether incurred at your residence, while traveling or otherwise), subject to the policies of Company in effect from time to time.

  8. Company's payroll is issued on the 10th and the 25th of each month, for the previous half-month period.

  9. You will be eligible for participation in all benefit plans generally available to Company employees. This includes health plan, dental, life, vision, and disability. Your eligibility for all benefits will be the first of the month following ninety-day (90) days of employment. At your option, the Company will reimburse you for your current medical insurance policy in lieu of the Company's health plan, for the remainder of 2004 and for a not-to-exceed amount of $1200 monthly.

  10. You will accrue vacation in accordance with the established vacation policy.

  11.    Your start date will be February 23, 2004.

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  12.    For every new employee, there will be a ninety-day introductory period of employment. This is a trial period for both you and the Company. During this time, you will be able to learn about the Company, your job, and your new surroundings and the Company will be able to evaluate your performance.



This letter does not create a contract of employment or a contract for benefits. Your employment relationship with Company is at-will. At either your option or Company's option, your employment may be terminated at any time, with or without cause.

Please indicate that these conditions are acceptable by signing and dating below:



Signature     /s/ Marc-Andre Boisseau
                  -------------------

Also, please indicate your acceptance of the attached Employment Agreement by signing where indicated. Please return the original of each document to me and I will provide you a signed copy.


SmartVideo Technologies, Inc. is very pleased to extend this offer of employment and we look forward to a mutually beneficial relationship.


Sincerely,



         /s/Richard E. Bennett, Jr.
         -------------------------------
            Richard E. Bennett, Jr. President